Exhibit 99.1

FOR IMMEDIATE RELEASE
PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC.

REPORTS FIRST QUARTER 2022 RESULTS

OKLAHOMA CITY, Feb. 14, 2022 – PHX MINERALS INC., “PHX” or the “Company” (NYSE: PHX), today reported financial and operating results for the first quarter ended Dec. 31, 2021.

SUMMARY OF RESULTS FOR THE PERIOD ENDED DEC. 31, 2021, AND SUBSEQUENT EVENTS

•

Royalty production volumes for the first fiscal quarter of 2022 increased 23% to 1,225 Mmcfe from 998 Mmcfe in the fourth fiscal quarter of 2021 and total production volumes for the first fiscal quarter of 2022 decreased 4% to 2,128 Mmcfe from  2,212 Mmcfe in the fourth fiscal quarter of 2021.

•

Net income in the first fiscal quarter of 2022 was $6.7 million, or $0.20 per share, as compared to net loss of ($0.6) million, or ($0.03) per share, in the first fiscal quarter of 2021 and net loss of ($3.8) million, or ($0.14) per share, in the fourth fiscal quarter of 2021.

•	Adjusted EBITDA(1) for the first quarter of 2022 increased to $4.4 million from $2.9 million in the first fiscal quarter of 2021 and increased from $4.2 million in the fourth fiscal quarter of 2021.
•

Total debt was increased to $20.0 million as of Dec. 31, 2021, in order to fund an acquisition of developed minerals targeting the Haynesville, a 14% increase from $17.5 million as of Sept. 30, 2021. The borrowing base increased to $32.0 million as of Dec. 31, 2021, a 16% increase from $27.5 million as of Sept. 30, 2021.

•	Total debt to adjusted EBITDA (TTM) (1) ratio was 1.16x at Dec. 31, 2021.
•

For the first quarter of fiscal year 2022 through Jan. 31, 2022, closed on the acquisition of 2,151 net royalty acres in the SCOOP play of Oklahoma and the Haynesville play of East Texas and Louisiana for approximately $13.8 million in cash and 1.5 million shares of PHX common stock.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Chad L. Stephens, President and CEO, commented, “As we move into PHX’s fiscal year 2022, you will note our first quarter 2022 results clearly demonstrate the traction we continue to gain from our mineral acquisition strategy, with royalty volumes increasing and working interest volumes declining. This is a direct result of our previously announced mineral acquisitions and the sale of legacy working interest properties, on which we closed last October and November. This is a methodical process that involves divesting mature non-operated working interest properties and redeploying the cash proceeds into acquiring minerals in our core basins, the SCOOP and Haynesville, with high rock quality attributes and active drilling under reputable and credit worthy operators.  These mineral acquisitions provide immediate royalty volumes and cash flow along with an inventory of drilling locations that, as these locations are developed in the near future, will contribute additional growing royalty volumes and cash flow. I would also like to point out that the non-producing locations we have purchased over the last two years are being converted to producing wells at a faster pace than we expected during our underwriting process, which validates our strategy.

“This buy and sell high grading process generates a dynamic of declining working interest volumes, with no capital allocated to the working interest assets to increase production and slowly divesting of lower valued mature working interest properties, while materially growing our royalty volumes through the acquisition process. This dynamic is dramatically highlighted when you consider year-over-year royalty volumes have grown by over 60% and non-operated working interest volumes have declined year-over-year by 33%. We project that royalty volumes will represent more than 75% of overall corporate volumes by the end of fiscal year 2024 as our inventory of undrilled locations are developed. This will drive better margins, decrease lease operating expense, grow cash flow and generate an attractive return on capital employed.

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

“You see this materializing in the first quarter 2022 with impressive reported net income and earnings per share. You will see our financial results only improve from here as our low value hedges roll off and royalty volumes continue to increase in the coming quarters.

“We have a great partner in Independent Bank, who understands our strategy and has demonstrated their willingness to grow with us, a strong balance sheet and more than ample deal flow in which to allocate our free cash flow. We are confident that the almost $50.0 million of mineral acquisitions we have closed over the last two years will continue to bear fruit in the coming quarters, which will help achieve our ultimate goal of building shareholder value.”

OPERATING HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2021	Dec. 31, 2020
Mcfe Sold	2,128,248	2,074,334
Average Sales Price per Mcfe	$6.43	$3.10
Gas Mcf Sold	1,574,265	1,475,456
Average Sales Price per Mcf	$5.52	$2.34
Oil Barrels Sold	48,074	58,675
Average Sales Price per Barrel	$74.39	$39.90
NGL Barrels Sold	44,256	41,138
Average Sales Price per Barrel	$32.11	$15.20

Total Production for the last five quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2021	1,574,265	48,074	44,256	2,128,248
9/30/2021	1,609,101	54,043	46,369	2,211,570
6/30/2021	1,879,343	55,492	46,753	2,492,813
3/31/2021	1,735,820	56,269	37,228	2,296,802
12/31/2020	1,475,456	58,675	41,138	2,074,334

Royalty Interest Production for the last five quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2021	949,523	25,996	19,953	1,225,220
9/30/2021	705,397	29,442	19,364	998,230
6/30/2021	908,471	31,095	18,255	1,204,571
3/31/2021	924,969	31,768	19,088	1,230,105
12/31/2020	487,925	27,840	14,948	744,653

Working Interest Production for the last five quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
12/31/2021	624,742	22,078	24,303	903,028
9/30/2021	903,704	24,601	27,005	1,213,340
6/30/2021	970,872	24,397	28,498	1,288,242
3/31/2021	810,851	24,501	18,140	1,066,697
12/31/2020	987,531	30,835	26,190	1,329,681

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

FINANCIAL HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2021	Dec. 31, 2020
Working Interest Sales	$5,966,645	$3,907,524
Royalty Interest Sales	$7,720,519	$2,517,455
Natural Gas, Oil and NGL Sales	$13,687,164	$6,424,979

Lease Bonuses and Rental Income	$78,915	$1,433
Total Revenue	$16,602,247	$6,172,376

LOE per Mcfe	$0.59	$0.48
Transportation, Gathering and Marketing per Mcfe	$0.57	$0.62
Production Tax per Mcfe	$0.32	$0.13
G&A Expense per Mcfe	$0.98	$0.83
Interest Expense per Mcfe	$0.08	$0.15
DD&A per Mcfe	$0.74	$1.09
Total Expense per Mcfe	$3.28	$3.30

Net Income (Loss)	$6,682,249	$(596,720)
Adjusted EBITDA (1)	$4,416,105	$2,915,206

Cash Flow from Operations	$8,637,990	$471,381
CapEx - Drilling & Completing	$192,677	$128,083
CapEx - Mineral Acquisitions	$11,643,827	$7,869,746

Borrowing Base	$32,000,000	$30,000,000
Debt	$20,000,000	$27,000,000
Debt/Adjusted EBITDA (TTM) (1)	1.16	2.93

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

FIRST QUARTER 2022 RESULTS

The Company recorded first quarter 2022 net income of $6,682,249, or $0.20 per share, as compared to a net loss of ($596,720), or ($0.03) per share, in the first quarter 2021. The change in net income was principally the result of increased natural gas, oil and NGL sales and an increase in non-cash gain on derivative contracts, partially offset by a loss on asset sales.

Natural gas, oil and NGL revenue increased $7,262,185, or 113%, for the first quarter 2022, compared to the corresponding 2021 quarter due to increases in natural gas, oil and NGL prices of 136%, 86% and 111%, respectively, and an increase in natural gas and NGL volumes of 7% and 8%, respectively, partially offset by a decrease in oil volumes of 18%.

The royalty production volumes increase during the three months ended Dec. 31, 2021, as compared to the three months ended Dec. 31, 2020, resulted from acquisition wells in the Haynesville Shale and SCOOP plays coming online.  The decrease in working interest volumes resulted from naturally declining production in high-interest wells in the Eagle Ford Shale and divestiture of low-value legacy working interest in Oklahoma.

The Company had a net gain on derivative contracts of $2,836,168 in the first fiscal 2022 quarter, as compared to a net loss of ($254,036) in the first fiscal 2021 quarter. Net gain on derivative contracts excludes $2,688,091 of cash paid to settle off-market derivative contracts. The change in net gain on derivative contracts was principally due to the natural gas and oil collars and fixed price swaps being more beneficial in the quarter ended Dec. 31, 2021, in relation to their respective contracted volumes and prices.

The 1% decrease in total cost per Mcfe in the first fiscal 2022 quarter, relative to the first fiscal 2021 quarter, was primarily driven by a decrease in DD&A. DD&A decreased $676,889, or 30%, in the first fiscal 2022 quarter to $0.74 per Mcfe, as compared to $1.09 per

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

Mcfe in the first fiscal 2021 quarter. Of the DD&A decrease, $735,649 was a result of a $0.35 decrease in the DD&A rate per Mcfe, partially offset by an increase of $58,760 resulting from production increasing 3% in the first fiscal 2022 quarter. The rate decrease was mainly due to an increase in reserves during the first fiscal 2022 quarter, as compared to the first fiscal 2021 quarter.

OPERATIONS UPDATE

During the first fiscal quarter of 2022, the Company converted 68 gross (0.19 net) wells to producing status and had 54 gross (0.25 net) wells in progress added across its mineral position.

At Jan. 31, 2022, the Company had a total of 65 gross wells (0.42 net wells) in progress across its mineral positions and 18 gross active permitted wells. As of Jan. 31, 2022, there were 20 rigs operating on the Company’s acreage and 92 rigs operating within 2.5 miles of its acreage.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
As of 1/31/22:
Gross Wells in Progress on PHX Acreage	30	7	1	3	-	23	1	65
Net Wells in Progress on PHX Acreage	0.02	0.04	0.00	0.03	-	0.33	-	0.42
Gross Active Permits on PHX Acreage:	10	3	2	2	-	-	1	18

As of 1/31/22:
Rigs Present on PHX Acreage	9	4	-	1	-	4	2	20
Rigs Within 2.5 Miles of PHX Acreage	20	20	11	1	-	27	13	92

Leasing Activity

During the first quarter of fiscal 2022, the Company leased 175 net mineral acres for an average bonus payment of $546 and an average royalty of 22%.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
During Three Months Ended 12/31/21:
Net Mineral Acres Leased	80	1	-	-	-	-	94	175
Average Bonus per Net Mineral Acre	$1,046	$2,500	-	-	-	-	$333	$546
Average Royalty per Net Mineral Acre	24%	20%	-	-	-	-	20%	22%

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

ACQUISITION AND DIVESTITURE UPDATE

During the first quarter of fiscal year 2022 through Jan. 31, 2022, the Company purchased 2,151 net royalty acres for $13,788,632 and 1,519,481 shares of PHX common stock and sold 7,201 of predominantly undeveloped and unleased net mineral acres for $2,088,856.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
For the period ended 1/31/22:(1)
Net Mineral Acres Purchased	451	-	-	-	-	966	-	1,417
Net Royalty Acres Purchased	558	-	-	-	-	1,593	-	2,151
Price per Net Royalty Acre	$7,031	-	-	-	-	$9,129	-	$8,585
Net Mineral Acres Sold	-	-	-	-	-	-	7,201	7,201
Net Royalty Acres Sold	-	-	-	-	-	-	7,701	7,701
Price per Net Royalty Acre	-	-	-	-	-	-	$271	$271
(1)	First quarter 2022 through Jan. 31 2022.

During the first quarter of fiscal year 2022, the Company sold 708 gross working interest wells (17.27 net wells).

For the Period Ended	Proceeds ($)	P&A Liability (Net Value $)	Gross Wells	Net Wells
Dec. 31, 2021	$4,625,000	$691,225	708	17.27

FIRST QUARTER EARNINGS CALL

PHX will host a conference call to discuss first quarter results at 11:00 a.m. EST on Feb. 15, 2022. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 877-407-3088 (domestic) or 201-389-0927 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-660-6853 and the PIN for the replay is 13726336.

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended Dec. 31,
	2021	2020
Revenues:
Natural gas, oil and NGL sales	$13,687,164	$6,424,979
Lease bonuses and rental income	78,915	1,433
Gains (losses) on derivative contracts	2,836,168	(254,036)
	16,602,247	6,172,376
Costs and expenses:
Lease operating expenses	1,256,011	1,004,412
Transportation, gathering and marketing	1,213,604	1,280,965
Production taxes	678,947	276,026
Depreciation, depletion and amortization	1,583,760	2,260,649
Provision for impairment	5,585	-
Interest expense	176,719	301,898
General and administrative	2,095,557	1,731,097
Losses (gains) on asset sales and other	2,147,815	(16,951)
Total costs and expenses	9,157,998	6,838,096
Income (loss) before provision (benefit) for income taxes	7,444,249	(665,720)

Provision (benefit) for income taxes	762,000	(69,000)

Net income (loss)	$6,682,249	$(596,720)

Basic and diluted earnings (loss) per common share	$0.20	$(0.03)

Basic and diluted weighted average shares outstanding:
Common shares	32,895,631	22,378,146
Unissued, directors' deferred compensation shares	232,091	178,090
	33,127,722	22,556,236

Dividends declared per share of
common stock and paid in period	$0.01	$0.01

Dividends declared per share of
common stock and to be paid in quarter ended March 31	$0.015	$0.01

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

Balance Sheets

	Dec. 31, 2021	Sept. 30, 2021
Assets
Current assets:
Cash and cash equivalents	$1,559,350	$2,438,511
Natural gas, oil, and NGL sales receivables (net of $0	8,020,067	6,428,982
allowance for uncollectable accounts)
Refundable income taxes	-	2,413,942
Other	1,333,279	942,082
Total current assets	10,912,696	12,223,517

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	249,861,777	319,984,874
Non-producing natural gas and oil properties	54,960,073	40,466,098
Other	883,310	794,179
	305,705,160	361,245,151
Less accumulated depreciation, depletion and amortization	(195,971,382)	(257,643,661)
Net properties and equipment	109,733,778	103,601,490

Operating lease right-of-use assets	585,888	607,414
Other, net	570,072	578,593
Total assets	$121,802,434	$117,011,014

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$612,387	$772,717
Derivative contracts, net	6,413,308	12,087,988
Income taxes payable	499,939	334,050
Current portion of operating lease liability	133,614	132,287
Accrued liabilities and other	2,047,437	1,809,337
Total current liabilities	9,706,685	15,136,379

Long-term debt	20,000,000	17,500,000
Deferred income taxes, net	709,906	343,906
Asset retirement obligations	2,157,289	2,836,172
Derivative contracts, net	132,569	1,696,479
Operating lease liability, net of current portion	755,433	789,339

Total liabilities	33,461,882	38,302,275

Stockholders' equity:
Class A voting common stock, $0.01666 par value; 54,000,500
shares authorized and 34,405,287 issued at Dec. 31, 2021;
36,000,500 shares authorized and 32,770,433 issued at Sept. 30, 2021	573,192	545,956
Capital in excess of par value	36,741,266	33,213,645
Deferred directors' compensation	1,835,721	1,768,151
Retained earnings	54,798,980	48,966,420
	93,949,159	84,494,172
Less treasury stock, at cost; 377,232 shares at Dec. 31,
2021, and 388,545 shares at Sept. 30, 2021	(5,608,607)	(5,785,433)
Total stockholders' equity	88,340,552	78,708,739
Total liabilities and stockholders' equity	$121,802,434	$117,011,014

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

Condensed Statements of Cash Flows

	Three Months Ended Dec. 31,
	2021	2020
Operating Activities
Net income (loss)	$6,682,249	$(596,720)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,583,760	2,260,649
Impairment of producing properties	5,585	-
Provision for deferred income taxes	366,000	(69,000)
Gain from leasing fee mineral acreage	(78,922)	(232)
Proceeds from leasing fee mineral acreage	95,039	232
Net (gain) loss on sales of assets	2,163,359	(30,862)
Directors' deferred compensation expense	67,570	44,527
Total (gain) loss on derivative contracts	(2,836,168)	254,036
Cash receipts (payments) on settled derivative contracts	-	613,314
Restricted stock awards	255,844	122,978
Other	37,138	14,387
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(1,591,085)	(813,167)
Other current assets	(325,780)	(676,620)
Accounts payable	(95,649)	(398,556)
Income taxes receivable	2,413,942	(12,545)
Other non-current assets	10,253	30,958
Income taxes payable	165,889	-
Accrued liabilities	(281,034)	(271,998)
Total adjustments	1,955,741	1,068,101
Net cash provided by operating activities	8,637,990	471,381

Investing Activities
Capital expenditures	(192,677)	(128,083)
Acquisition of minerals and overriding royalty interests	(11,643,827)	(7,869,746)
Net proceeds from sales of assets	4,586,492	-
Net cash provided (used) by investing activities	(7,250,012)	(7,997,829)

Financing Activities
Borrowings under credit facility	4,000,000	-
Payments of loan principal	(1,500,000)	(1,750,000)
Net proceeds from equity issuance	(32,507)	(24,242)
Cash receipts from (payments on) off-market derivative contracts	(4,402,422)	-
Payments of dividends	(332,210)	(225,887)
Net cash provided (used) by financing activities	(2,267,139)	(2,000,129)

Increase (decrease) in cash and cash equivalents	(879,161)	(9,526,577)
Cash and cash equivalents at beginning of period	2,438,511	10,690,395
Cash and cash equivalents at end of period	$1,559,350	$1,163,818

Supplemental Schedule of Noncash Investing and Financing Activities

Dividends declared and unpaid	$517,479	$229,049

Gross additions to properties and equipment	$15,183,829	$7,986,350
Equity offering used for acquisitions	(3,510,001)	(250,000)
Net (increase) decrease in accounts payable for properties
and equipment additions	162,676	261,479
Capital expenditures and acquisitions	$11,836,504	$7,997,829

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

Derivative Contracts as of Jan. 31, 2022

				Collar Average	Collar Average
Fiscal Period	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
Remaining 2022	Natural Gas	610,000		$3.50	$4.19
Remaining 2022	Natural Gas	2,818,000	$2.94
2023	Natural Gas	500,000		$3.32	$4.54
2023	Natural Gas	1,980,000	$3.22
2024	Natural Gas	60,000		$3.00	$4.70
2024	Natural Gas	360,000	$3.40

Remaining 2022	Crude Oil	113,000	$44.25
2023	Crude Oil	50,390	$55.20
2024	Crude Oil	6,890	$68.42

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Adjusted EBITDA Reconciliation

EBITDA excluding unrealized gains (losses) on derivatives and gains (losses) on asset sales and including cash receipts from (payments on) off-market derivatives and restricted stock and deferred directors’ expense is defined as adjusted EBITDA. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider this amount a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this

*****MORE*****

PHX Minerals Inc.

Reports First Quarter 2022 Results …cont.

presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA for the periods indicated:

	First Quarter Ended	First Quarter Ended	Fourth Quarter Ended
	Dec. 31, 2021	Dec. 31, 2020	Sept. 30, 2021
Net Income (Loss)	$6,682,249	$(596,720)	$(3,764,200)
Plus:
Income tax expense
(benefit)	762,000	(69,000)	450,949
Interest expense	176,719	301,898	204,925
DD&A	1,583,760	2,260,649	1,569,631
Impairment	5,585	-	4,620
Less:
Unrealized gains (losses)
on derivatives	4,550,459	(867,350)	3,124,035
Gains (losses) on asset sales	(2,120,927)	16,476	247,543
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(2,688,091)	-	8,800,000
Restricted stock and deferred
director's expense	323,415	167,505	325,567
Adjusted EBITDA	$4,416,105	$2,915,206	$4,219,914

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP have no effect on the statement of operations.

Debt/Adjusted EBITDA (TTM) Reconciliation

Debt/adjusted EBITDA (TTM) is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (TTM) basis. We have included a presentation of debt/adjusted EBITDA (TTM) because we recognize that certain investors consider such ratios a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The debt/adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt/adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA on a TTM basis, and of the resulting debt/adjusted EBITDA (TTM) ratio:

*****MORE*****

	TTM Ended	TTM Ended
	Dec. 31, 2021	Dec. 31, 2020
Net Income (Loss)	$1,061,732	$(26,440,871)
Plus:
Income tax expense (benefit)	179,949	(8,612,000)
Interest expense	869,948	1,218,021
DD&A	7,068,915	10,618,731
Impairment	56,060	29,904,528
Less:
Unrealized gains (losses)
on derivatives	1,141,029	(2,349,474)
Gains (losses) on asset sales	(1,824,556)	716,910
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	6,111,909	-
Restricted stock and deferred
director's expense	1,191,576	902,248
Adjusted EBITDA	$17,223,616	$9,223,221

Debt	$20,000,000	$27,000,000
Debt/Adjusted EBITDA	1.16	2.93

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP have no effect on the statement of operations.

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 251,000 net mineral acres principally located in Oklahoma, Texas, Louisiana, North Dakota, and Arkansas. Additional information on PHX can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking

*****END*****

PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

*****END*****